QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(B)

FORM OF TRANSMITTAL LETTER

To:
Bioject Employees Eligible for the Stock Option Exchange Program

From:
Jim O'Shea

Date:
July 29, 2004

Subject:
Offer to Exchange Stock Options

        The Bioject Board of Directors has decided to implement the Stock Option Exchange Program, which was approved by shareholders in June. The program will allow eligible employees to exchange outstanding stock options with exercise prices between $4.50 and $13.26 per share (the "Eligible Options") for a lesser number of new options. The new options will be granted in accordance with specified exchange ratios (the "Offer").

        All the documents related to this Offer, including the Offer to Exchange, the Stock Option Exchange Election Form and other related materials, are included with this letter. Please read these documents carefully and in their entirety as they contain information relevant to your decision as to whether or not to participate in this Offer.

How to Participate

        If you decide to participate in this Offer, you must complete, execute and deliver the Stock Option Exchange Election Form to Christine Farrell via personal delivery, interoffice mail or facsimile at (503) 691-6698 no later than 11:59 p.m. Pacific Time on August 25, 2004 (or a later date if Bioject extends the Offer),

        Your Stock Option Exchange Election Form lists your Eligible Options.

        Participation in this Offer is completely voluntary. You must make your own informed decision whether to exchange your Eligible Options. Participation in this Offer involves certain risks that are discussed in the documents referenced above. You should read these materials carefully and understand all aspects of this Offer before deciding whether to participate. In addition, you should consult your personal outside advisor(s) if you have questions about your financial or tax situation.

More Information

        For additional information about the material terms of this Offer, assistance in completing the Stock Option Exchange Election Form or to obtain copies of the forms for any of our stock option plans, contact Christine Farrell via e-mail at cfarrell@bioject.com or at (503) 691-4132.

QuickLinks

  Exhibit (a)(1)(B)
FORM OF TRANSMITTAL LETTER